Filed Pursuant to Rule 433

Registration No. 333-141982

September 3, 2008

The following information supplements the Preliminary Prospectus Supplement dated September 3, 2008.

Issuer	Spectra Energy Capital, LLC
Security	5.90% Senior Notes due 2013
Ratings (Moody’s / S&P)	Baa1 (Stable) / BBB (Stable)
Guarantee	Fully and unconditionally guaranteed by Spectra Energy Corp
Amount	$250,000,000
Type	SEC Registered
Trade Date	September 3, 2008
Settlement Date (T+3)	September 8, 2008
Maturity	September 15, 2013
Coupon Payment Dates	Semi-annual payments on March 15 and September 15 of each year, beginning March 15, 2009
Coupon Record Dates	Semi-annual on March 1 and September 1
Call Structure	Make-whole call at T + 50 bps
Benchmark	UST 3.125% due August 2013
Benchmark Price	100-27 +
Benchmark Yield	2.938%
Reoffer Spread	+ 300 bps
Reoffer Yield	5.938%
Coupon	5.90%
Price	99.835%
Gross Spread (%)	0.600%
Gross Spread ($)	$1,500,000
Net Proceeds (%)	99.235%
Net Proceeds ($)	$248,087,500
Joint Bookrunners	J.P. Morgan Securities Inc. (20.0%) Merrill Lynch, Pierce, Fenner & Smith Incorporated (20.0%) Wachovia Capital Markets, LLC (20.0%)
Senior Co-managers	Lazard Capital Markets LLC (12.5%) SunTrust Robinson Humphrey, Inc. (12.5%)
Co-managers	Daiwa Securities America Inc. (5.0%) KeyBanc Capital Markets Inc. (5.0%) Mizuho Securities USA Inc. (5.0%)
CUSIP	84755T AB3
ISIN	US84755TAB35

Issuer	Spectra Energy Capital, LLC
Security	7.50% Senior Notes due 2038
Ratings (Moody’s / S&P)	Baa1 (Stable) / BBB (Stable)
Guarantee	Fully and unconditionally guaranteed by Spectra Energy Corp
Amount	$250,000,000
Type	SEC Registered
Trade Date	September 3, 2008
Settlement Date (T+3)	September 8, 2008
Maturity	September 15, 2038
Coupon Payment Dates	Semi-annual payments on March 15 and September 15 of each year, beginning March 15, 2009
Coupon Record Dates	Semi-annual on March 1 and September 1
Call Structure	Make-whole call at T + 50 bps
Benchmark	UST 4.375% due February 2038
Benchmark Price	100-31 +
Benchmark Yield	4.315%
Reoffer Spread	+ 320 bps
Reoffer Yield	7.515%
Coupon	7.50%
Price	99.819%
Gross Spread (%)	0.875%
Gross Spread ($)	$2,187,500
Net Proceeds (%)	98.944%
Net Proceeds ($)	$247,360,000
Joint Bookrunners	J.P. Morgan Securities Inc. (20.0%) Merrill Lynch, Pierce, Fenner & Smith Incorporated (20.0%) Wachovia Capital Markets, LLC (20.0%)
Senior Co-managers	Lazard Capital Markets LLC (12.5%) SunTrust Robinson Humphrey, Inc. (12.5%)
Co-managers	Daiwa Securities America Inc. (5.0%) KeyBanc Capital Markets Inc. (5.0%) Mizuho Securities USA Inc. (5.0%)
CUSIP	84755T AC1
ISIN	US84755TAC18

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533; Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408; or Wachovia Capital Markets, LLC toll-free 1-800-326-5897.